CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Independent Accountants and Financial Statements" and to the use of our report dated January 23, 2002, with respect to the consolidated financial statements of Aid Association for Lutherans, and to the use of our report dated March 1, 2002, with respect to the supplemental consolidated financial statements of Aid Association for Lutherans / Lutheran Brotherhood in this initial Registration Statement on Form N-4 under the Securities Act of 1933 the Investment Company Act of 1940 and related Statement of Additional Information of Thrivent Variable Annuity Account I.

/s/ ERNST & YOUNG LLP

Milwaukee, Wisconsin
May 30, 2002